EXHIBIT 10.50

Licensing Agent Agreement


This Licensing Agent Agreement (the "Agreement") is entered into on February 10, 2000 by and between American Champion Marketing Group, Inc., a Delaware corporation with offices at 1694 The Alameda, Suite 100, San Jose, California 95126 ("ACMG") and funschool.com Corporation, a California corporation with offices at 465 Fairchild Drive, Suite 105, Mountain View, California 94043.

        This Agreement is being entered into with respect to the following facts:

        A. funschool.com is the sole owner and has the exclusive right to license the trademark, brand name, logo, characters, actors likeness, voice and related properties known as:

                i) funschool.com

                ii)Browser The Bus

                iii)Worm

                iv)Globe Boy

                v) Gator

                vi) Sitting Cow

(collectively called the "Properties") based upon the Internet Sites
"sites"

        B. funschool.com desires to appoint ACMG as its exclusive agent for purposes of licensing and merchandising the Properties for use on or in connection with all categories of merchandise products (e.g., clothing, toys, sporting goods, etc. collectively the "Products"), and ACMG desires to accept such appointment in accordance with the terms and conditions set forth in this Agreement.

                1. Subject to the provisions set forth below in this paragraph 1, funschool.com hereby appoints ACMG to represent funschool.com as its exclusive agent for purposes of licensing and merchandising the Properties to third parties for use on and in connection with the Products throughout the world (the "Territory").


                2. Client shall pay ACMG as consideration for the aforementioned services a monthly retainer of (deleted pursuant to request for confidential treatment) per month for the term of 6 months from February 10, 2000 -July 9, 2000. Any expenses related to travel, client entertainment, telephone, faxing, in accordance with services being performed in this agreement, shall be discussed with Client in advance, and payable by Client upon receipt of invoice.

           3. ACMG shall submit each proposed licensing arrangement to funschool.com in the form of a term sheet providing reasonable detail as to the proposed transaction. Funschool.com shall forward to ACMG any proposed changes to terms promptly following receipt. Based on the terms approved by funschool.com, ACMG shall prepare or have prepared a merchandise license agreement ("License Agreement") incorporating the agreed terms and such other terms and conditions as are customary and reasonable. No license Agreement shall be entered into without funschool.com's prior consent. funschool.com shall have approval over the Products and over the material terms of the License Agreements, which approval shall be exercised in funschool.com's sole discretion. ACMG hereby waives any claim it may have that funschool.com did not exercise its approval rights in good faith with respect to any proposed License Agreement. funschool.com shall respond to ACMG within twenty-one (21) days with respect to its approval or disapproval of any proposed License Agreements. All License Agreements shall be entered into in the name of funschool.com, with ACMG as the exclusive agent, and shall be executed by funschool.com and ACMG.

                4. ACMG shall do the following with respect to the properties:

                        (a)     Provide a strategic plan to funschool.com

                        (b) Seek out, negotiate and present for approval and execution by funschool.com, business opportunities relative to the merchandising and licensing of the properties.

                        (c) Monitor and oversee the licensing, promotion and marketing programs with all existing or hereinafter acquired third party licensees ("Licensees").

                        (d) Whenever necessary, conduct personal visits to Licensees' manufacturing facilities, to ensure conformance with the quality control provisions of the License Agreements.

                        (e) Engage in other such activities as the parties may mutually agree and use its best efforts to maximize revenue generated from the exploitation of the rights granted hereunder and to enhance the value and the reputation of the Properties.

                        (f) appropriate, attend the Consumer Electronics Show, the Toy Fair, the annual Licensing Show, MAGIC, American Book Association, House-wares, SHOPA, MIPCOM, MIP and other trade shows to exhibit and display the Properties.

                5. funschool.com agrees to reimburse ACMG for all expenses incurred by ACMG in connection with the licensing and merchandising of the Products which are pre-approved by funschool.com, including, but not limited to, presentations, press kits, style guides, art work, design materials, display materials, trade show expenses specifically related to the Properties (including travel expenses thereto and promotional materials). Such reimbursement to ACMG shall be made by funschool.com within 30 days from ACMG's submission of expense relating to the licensing and merchandising of the Properties and any travel and legal expenses not specifically related thereto and that it will receive no compensation except as specified in this paragraph 7 below.

                6. As feasible, funschool.com will attempt to obtain and maintain appropriate trademark and copyright protection throughout the Territory with respect to the products. ACMG shall advise funschool.com in writing of any suspected or known infringement of the Properties.

                7. All royalties, fees and revenues from licensee, distributors and any other parties relating to the Properties in this agreement shall be remitted directly to funschool.com. ALL monies, excluding advances and guarantees, received by ACMG, funschool.com Corporation or any of its agents or affiliated companies, from the licensing, merchandising or other disposition of the Products utilizing the Properties or from any other rights granted hereunder ("Gross Receipts") shall be applied in the following order and priority:

(a) First, ACMG as the exclusive licensing agent, shall be entitled to (deleted pursuant to request for confidential treatment) of the Gross Receipts for Domestic Licensing (United States). For
International Territories ACMG will receive (deleted pursuant to request for confidential treatment) of the Gross Receipts.

(b) Second, ACMG shall be reimbursed any outstanding amount of expenses described in paragraph 5 above.


(c) Third, all sums remaining after the payment to ACMG of the sums specified in subparagraphs 8(a) and 8(b) above shall be paid to funschool.com.


(d) Upon the expiration or earlier termination of this Agreement, ACMG shall (provided the Agreement has not been terminated for ACMG's fraud, misrepresentation or other tortuous or illegal conduct) continue to be entitled to receive the foregoing fee and expenses with respect to any License Agreements entered into during the Term for the greater of (i) the actual
Term of each such License Agreement; or (ii) six (6) months from the date of commencement of each such License Agreement; provided ACMG continues to service such License Agreements as provided in paragraph 4 above.


10. "Key Representative". It is hereby acknowledged that funschool.com is a prior client from Joy Tashjian and at such a time as Ms. Tashjian may no longer be with ACMG, funschool.com shall have the right to terminate it's Agreement with ACMG, funschool.com would remain obligated to compensate ACMG for all ongoing commitments in accordance with paragraph 3 of this document.



The parties have agreed to the terms of this license contained above.

American Champion Marketing Group, Inc.      funschool.com
                                             Corporation, Inc.


By: /s/ Joy Tashjian                         By: /s/ Kristen Johnson

    Joy Tashjian                                 Kristen Johnson
    President & CEO                              Executive VP of
                                                 Business Development

    2/14/00                                      2/14/00